UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 21, 2012

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Under the 2010 Credit Facility, as amended, by and among PREIT Associates, L.P. and PREIT-RUBIN, Inc. (collectively, the “Borrower”), together with PR Gallery I Limited Partnership (“GLP”) and Keystone Philadelphia Properties, L.P. (“KPP”), two of our other subsidiaries, and Wells Fargo Bank, National Association, and the other financial institutions signatory thereto, there is an Optional Amendment provision which, if our ratio of Total Liabilities to Gross Asset Value has been less than 65% for two consecutive fiscal quarters, grants the Borrower the option to elect to amend certain financial covenants in order to reduce the applicable marginal interest rates. All capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the 2010 Credit Facility, as amended.

After we were able to reduce our ratio of Total Liabilities to Gross Asset Value to less than 65% for two consecutive quarters, on December 21, 2012, the Borrower delivered to Wells Fargo its notice to effect the Optional Amendment as of such date. As such, pursuant to the Optional Amendment, the terms of the 2010 Credit Facility, as amended, have been revised to:

a.	Decrease the maximum permitted ratio of Total Liabilities to Gross Asset Value from 70% to 65%;

b.	Decrease the range of applicable interest rates, such that amounts borrowed bear interest at a rate between 2.00% and 3.00% per annum as set forth below, depending on our ratio of Total Liabilities to Gross Asset Value, in excess of LIBOR, with no floor.

Level	Ratio of Total Liabilities to Gross Asset Value	Applicable Margin
1	Less than 0.500 to 1.00	2.00%
2	Equal to or greater than 0.500 to 1.00 but less than 0.550 to 1.00	2.50%
3	Equal to or greater than 0.550 to 1.00 but less than 0.600 to 1.00	2.75%
4	Equal to or greater than 0.600	3.00%

c.	Increase the minimum Facility Debt Yield which must be maintained in connection with the Maximum Loan Availability from 9.75% to 10.50%;

d.	Increase the minimum ratio of EBITDA to Interest Expense from 1.60:1 to 1.65:1;

e.	Increase the minimum ratio of Adjusted EBITDA to Fixed Charges from 1.35:1 to 1.40:1; and

f.	Increase maximum Projects Under Development to not in excess of 15.0% (previously 10.0%) of Gross Asset Value.

In effecting the Optional Amendment, the Borrower did not exercise either its right to a one-year extension of the maturity date of the 2010 Credit Facility to 2015, or its right to an increase in the maximum amount available under the Revolving Facility to $350.0 million.

Forward Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: our substantial debt and our high ratio of Total Liabilities to Gross Asset Value; constraining Total Liabilities to Gross Asset Value ratio, interest and tangible net worth covenants under our 2010 Credit Facility; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill; potential losses on impairment of assets that we might be required to record in connection with any dispositions of assets; recent changes to our corporate management team and any resulting modifications to our business strategies; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all, due in part to the effects on us of dislocations and liquidity disruptions in the capital and credit markets; our ability to raise capital, including through the issuance of equity or equity-related securities if market conditions are favorable, through joint ventures or other partnerships, through sales of properties or interests in properties, or through other actions; our short- and long-term liquidity position; current economic conditions and their effect on employment, consumer confidence and spending and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; general economic, financial and political conditions, including credit market conditions, changes in interest rates or unemployment; changes in the retail industry, including consolidation and store closings, particularly among anchor tenants; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years; increases in operating costs that cannot be passed on to tenants; risks relating to development and redevelopment activities; the effects of online shopping and other uses of technology on our retail tenants; concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; potential dilution from any capital raising transactions; possible environmental liabilities; our ability to obtain insurance at a reasonable cost; and existence of complex regulations, including those relating to our status as a REIT, and the adverse consequences if we were to fail to qualify as a REIT. Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed in the section of our Annual Report on Form 10-K in the section entitled “Item 1A. Risk Factors” and in our Quarterly Reports on Form 10-Q. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: December 27, 2012	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel